EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
TO THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE ENSIGN GROUP, INC.

The Ensign Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the corporation is The Ensign Group, Inc. (the “Corporation”).

2.
The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended, in the sections noted below, as follows:

A.	The first sentence of Article IV is hereby amended and restated in its entirety to read as follows:

“The total number of shares of capital stock the Corporation is authorized to issue is One Hundred One Million (101,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

B.	The first sentence of Article V is hereby amended and restated in its entirety to read as follows:

“The number of directors to constitute the whole board of directors shall be such number (not less than four nor more than eight) as shall be fixed from time to time by resolution of the board of directors adopted by such vote as may be required in the bylaws.”

3.
The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.
The foregoing amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation as of February 4, 2020.

/s/ Chad A. Keetch
Name:	Chad A. Keetch
Title:	Chief Investment Officer, Executive Vice President and Secretary